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Exhibit 3.15

ARTICLES OF INCORPORATION

OF

MURRAY PACIFIC

        FIRST: The name of the corporation is:

MURRAY PACIFIC

        SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

        THIRD: The name and address in the State of California of this corporation's initial agent for service of process is:

JAMES K. MURRAY 5471 Sorrento Drive Long Beach, California 90803

        FOURTH: This corporation is authorized to issue only one class of shares, and the total number of such shares shall be 10,000.

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 12th day of January, 1981.

/s/ FRANCES MURRAY FRANCES MURRAY	/s/ JAMES K. MURRAY JAMES K. MURRAY

        We, the undersigned, hereby declare that we are the persons who executed the foregoing Articles of Incorporation on January 12, 1981, at Long Beach, California, and that said execution is our act and deed.

/s/ FRANCES MURRAY FRANCES MURRAY	/s/ JAMES K. MURRAY JAMES K. MURRAY
[SEAL]

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Exhibit 3.15 Articles of Incorporation of Murray Pacific